Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

THE LANCET PUBLISHES DATA FROM ASCOT STUDY SHOWING

CARDIOVASCULAR BENEFITS WITH TREATMENT REGIMEN

THAT INCLUDES PERINDOPRIL

–Perindopril marketed as ACEON® in United States–

STOCKHOLM, Sweden, September 4, 2005 – CV Therapeutics (Nasdaq: CVTX) announced today that patients in ASCOT (Anglo-Scandinavian Cardiac Outcomes Trial) receiving a treatment regimen of the calcium channel blocker amlodipine plus or minus the angiotensin converting enzyme (ACE) inhibitor perindopril experienced a significant reduction in major cardiovascular endpoints and in all-cause mortality compared to patients receiving a regimen of the beta blocker atenolol plus or minus the diuretic bendroflumethiazide, according to data presented today at the European Society of Cardiology Congress 2005 in Stockholm, Sweden, and published concurrently in The Lancet.

ASCOT had been stopped early by the study’s steering committee due to the benefits observed from the combination of the newer blood pressure lowering drugs, amlodipine and perindopril. All cause mortality was reduced by 11 percent (p= 0.025) with this regimen. In the amlodipine and perindopril based treatment regimen, nearly two-thirds of patients were receiving perindopril at the end of the study.

In addition, ASCOT showed that the amlodipine and perindopril based regimen reduced total cardiovascular events and procedures by 16 percent (p<0.0001), the risk of fatal and non-fatal stroke by 23 percent (p=0.0003), and also new cases of diabetes by 30 percent (p<0.0001) compared with the standard treatment of atenolol and diuretic based regimen.

Patients in the amlodipine and perindopril based regimen of the study experienced a 10 percent reduction in the primary endpoint of nonfatal myocardial infarction and fatal coronary heart disease. This difference did not reach statistical significance.

“As a result of the ASCOT data, the investigators believe that recommendations for managing high blood pressure may need to be reviewed to account for the benefits observed with the treatment regimen of amlodipine and perindopril,” said Peter Sever, M.D., co-chairman of the ASCOT steering committee and professor of clinical pharmacology and therapeutics at the International Centre for Circulatory Health, Imperial College, London.

ACEON® (perindopril erbumine) Tablets is indicated to reduce the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and also is indicated for the treatment of patients with essential hypertension.

The 19,000 patient ASCOT study compared the ability of these two different treatment regimens to reduce a composite endpoint of nonfatal myocardial infarction and fatal coronary heart disease in hypertensive patients.

The final results of the blood pressure lowering arm of ASCOT, and potential explanations for the observed benefits, are reviewed in separate papers published today in The Lancet and available online (www.thelancet.com/journals/eop). Further information on ASCOT can be obtained at www.ascotstudy.org.

In the United States, perindopril, an ACE inhibitor with tissue activity, is marketed under the brand name ACEON® and is approved to reduce the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and also is indicated for the treatment of patients with essential hypertension.

Solvay Pharmaceuticals, Inc. and CV Therapeutics co-promote ACEON® in the United States. In other parts of the world such as Europe, Canada and Australia, perindopril is marketed under several brand names, including Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

The ASCOT study was neither funded nor sponsored by CV Therapeutics, Inc. or Solvay Pharmaceuticals. Solvay Pharmaceuticals is the holder of the ACEON® Tablets IND and NDA in the United States.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for treatment of hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling comorbidities such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is indicated to reduce the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and also is indicated for the treatment of patients with essential hypertension.

In the EUROPA study, the 20 percent reduction in the risk of cardiovascular events with ACEON® 8 mg was observed in a broad range of older and younger stable coronary artery disease patients with or without hypertension or previous MI, and including patients treated with a background of conventional therapies for the management of coronary artery disease.

ACEON® offers continuous 24-hour blood pressure control with once-daily dosing. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor. When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

In the EUROPA study, the overall rate of discontinuation was about 22 percent on drug and placebo. The most common medical reasons for discontinuation that were more frequent on perindopril than placebo were cough, drug intolerance and hypotension.

In the United States, perindopril is co-promoted under the brand name ACEON® by CV Therapeutics and Solvay Pharmaceuticals. In other parts of the world such as Europe, Canada and Australia, perindopril is marketed under several brand names, including Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

ACEON® prescribing information is available at: www.cvt.com/prod_home.html.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor with enhanced tissue affinity, for the treatment of essential hypertension and the reduction of the risk of cardiovascular mortality or non-fatal MI in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to regulatory review and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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